SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

Pacific Life Funds

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PACIFIC LIFE FUNDS
PL COMSTOCK FUND

INFORMATION STATEMENT DATED AUGUST 18, 2010

This statement provides information concerning a new fund manager and a new fund management agreement for the PL Comstock Fund.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

The Pacific Life Funds’ (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in fund manager and a new fund management agreement with respect to the PL Comstock Fund (the “Fund”) effective June 1, 2010. Morgan Stanley Investment Management Inc. (“Morgan Stanley”), doing business as Van Kampen, the Fund’s former fund manager, entered into an agreement on October 19, 2009 with Invesco Ltd. to sell Morgan Stanley’s Van Kampen asset management business and portions of Morgan Stanley’s related businesses to Invesco Ltd. (the “Transaction”). Information concerning the Transaction was included in a supplement dated November 13, 2009, to the Trust’s prospectus dated July 1, 2009, as supplemented. The fund management team to the PL Comstock Fund was expected to join Invesco Advisers, Inc. (“Invesco”) after the Transaction closed. The Transaction resulted in an assignment and, therefore, a termination of the current fund management agreement with Morgan Stanley (the “Morgan Stanley Fund Management Agreement”) was necessary as well as the approval of a new agreement with Invesco, an affiliate of Invesco Ltd., in order to allow for the continued management of the Fund. Under the Investment Company Act of 1940, as amended (the “1940 Act”), an assignment of a fund management agreement requires shareholder approval of a new fund management agreement and results in the automatic termination of the fund management agreement. However, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Trust can hire, terminate, and replace, as applicable, fund managers and enter into new fund management agreements (except, as a general matter, fund managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the fund manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on March 24, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), appointed Invesco following the closing of the Transaction, as the new fund manager (“Fund Manager”) and approved, effective on June 1, 2010, a new fund management agreement with Invesco with respect to the PL Comstock Fund (the “Invesco Fund Management Agreement”). Invesco’s appointment as fund manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Fund Management Agreement

In evaluating the Invesco Fund Management Agreement for the PL Comstock Fund, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Trustees considered, among other things, that the terms of the Invesco Fund Management Agreement were substantially the same as the Morgan Stanley Fund Management Agreement, and that Invesco would provide the same general investment advisory services to the Fund as have been provided by Morgan Stanley and the fee rates under the Invesco Fund Management Agreement were the same with respect to the Fund. The Trustees also considered that Invesco represented that: (i) the nature and quality of the services which Invesco will provide to the Fund will not change as a result of the Transaction; (ii) no significant changes are anticipated in the advisory services currently being provided and the Morgan Stanley investment professionals and personnel currently managing the Fund would join Invesco and continue to manage the Fund; and (iii) PLFA recommended that Invesco serve as the new Fund Manager to the Fund. The Trustees noted that, in approving the renewal of the Morgan Stanley Fund Management Agreement at the December 15, 2009 meeting of the Board of Trustees, they had reviewed the Fund’s investment performance and the sub-advisory fees paid by the Fund.

In evaluating the Invesco Fund Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Invesco as the Fund Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by Invesco. In this regard, the Trustees considered various materials relating to the proposed Fund Manager, including copies of the proposed Invesco Fund Management Agreement; copies of the Form ADV for Invesco; financial information relating to Invesco; and other information deemed relevant to the Trustees’ evaluation of Invesco, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the Invesco Fund Management Agreement, Invesco would be responsible for providing the investment management services for the Fund’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the PL Comstock Fund over both the short- and long-term, the organizational depth and resources of Invesco, including the background and experience of Invesco’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures of Invesco, including the assessment of its compliance program as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new Invesco Fund Management Agreement. The Board considered that the Trust’s CCO will monitor the Fund Manager’s compliance program, including any material changes to the Fund Manager’s compliance program that may result from the Transaction, and will report to the Board as necessary.

In making these assessments, the Trustees took note of the due diligence PLFA conducted on Invesco and were aided by the assessments and recommendations of PLFA and the materials provided by Invesco. The Trustees considered that Invesco is a firm with sufficient size, market presence and resources to properly manage the PL Comstock Fund, Invesco’s ability to manage a large pool of assets, and the fact that the portfolio management team would generally remain intact when it moved from the current fund manager, Morgan Stanley, to Invesco.

The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the fund managers, and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate. The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the PL Comstock Fund by Invesco under the Invesco Fund Management Agreement.

B.	Performance

The Trustees noted that they had previously reviewed the investment performance of the Fund in connection with the renewal of the Fund Management Agreement with the prior fund manager, Morgan Stanley, at their meeting on December 15, 2009, as discussed above, in addition to regular quarterly review of investment performance of the Fund.

C.	Fund Management Fees

The Trustees noted that they had reviewed the investment advisory fees paid by the PL Comstock Fund at their meeting on December 15, 2009, as discussed above. The Trustees considered that the Fund’s sub-advisory fee schedule would remain the same, despite the change in the fund manager that resulted from the Transaction. The Trustees further noted that Invesco indicated that information provided by Morgan Stanley for the Board’s December 15, 2009 meeting regarding advisory fees charged under investment advisory contracts between Morgan Stanley and other funds and institutional accounts managed pursuant to a comparable investment strategy by the same portfolio management team that would manage the PL Comstock Fund would not change as a result of the Transaction.

D.	Costs, Level of Profits

The Trustees reviewed information regarding the costs to Invesco of managing the PL Comstock Fund and the projected profitability of the Invesco Fund Management Agreement to Invesco to the extent practicable based on the financial information provided by Invesco. The Board noted that this information is only estimated because there is no actual operating history for

Invesco managing the PL Comstock Fund. The Trustees gave less weight to projected profitability considerations and did not view this information as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Invesco for the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that they are projections. The Board concluded that the PL Comstock Fund’s fee structure reflected in the Invesco Fund Management Agreement with respect to the PL Comstock Fund is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information concerning other benefits that may be received by Invesco and its affiliates as a result of their relationship with the PL Comstock Fund, including commissions that may be paid to broker-dealers affiliated with the Fund Manager and the anticipated use of soft-dollars by the Fund Manager. In this regard, the Trustees noted that Invesco represented it did not anticipate utilizing an affiliated broker-dealer for trades but did anticipate utilizing soft dollar credits generated by portfolio commissions to pay for research services. The potential benefits that may be derived by Invesco from its relationship with the PL Comstock Fund could include larger assets under management and reputational benefits, which are consistent with those generally derived by investment advisers to mutual funds. The Trustees considered potential benefits to be derived by Invesco from its relationship with the PL Comstock Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the Invesco Fund Management Agreement is fair and reasonable; and (ii) the Invesco Fund Management Agreement is in the best interests of the PL Comstock Fund and its shareholders. No single fact was determinative of the Board’s findings, but rather the Board based their determination on the total mix of information available to it.

III.  The New Fund Management Agreement

The Invesco Fund Management Agreement is substantially similar to the Morgan Stanley Fund Management Agreement with respect to the Fund. Invesco will, subject to the supervision of the Adviser, provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including the evaluation, investment, sales and reinvestment of the Fund’s assets in accordance with the Fund’s investment objectives, policies and restrictions. Invesco bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the Invesco Fund Management Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, Invesco is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Invesco Fund Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Invesco Fund Management Agreement or by reason of Invesco’s reckless disregard of its obligations and duties under the Invesco Fund Management Agreement. The Invesco Fund Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval by a majority of the Independent Trustees. The Invesco Fund Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Fund to the Adviser in connection with the fund manager change. Additionally, there was no change to the sub-advisory fee rate paid by the Adviser to the fund manager in connection with the fund manager change.

The current fund management fee rate schedule is set forth in the table below:

Fee	Breakpoint (Assets)

0.35%	On first $2 billion
0.32%	On next $1 billion
0.30%	On excess

The fund management fee rate paid by the Adviser through May 31, 2010 to the previous fund manager of the Fund was paid pursuant to a fund management agreement dated July 1, 2003, as amended. For the period April 1, 2009 through March 31, 2010, the fund management fees paid or owed by the Adviser for the Fund totaled $344,111. When determining the breakpoint rates, the combined average daily net assets of the Fund, PL Mid-Cap Growth and PL Real Estate Funds were aggregated with the corresponding Comstock, Mid-Cap Growth and Real Estate Portfolios of Pacific Select Fund managed by the same fund manager. As a result of the Transaction, the Fund’s assets will only be aggregated with the Comstock Portfolio for determining breakpoint rates. Accordingly, if the current fund management fee rate for the Fund were not aggregated for the same period, the fund management fee rate paid or owed by the Adviser would have been $361,948. This amount would have been an increase in such fees paid by the Adviser of approximately 5.18%. Also for the period April 1, 2009 through March 31, 2010, the Fund paid $3,494 in brokerage commissions to Morgan Stanley, an affiliated broker. Brokerage commissions paid to Morgan Stanley represented 4.66% of the Fund’s total brokerage commissions for the period April 1, 2009 through March 31, 2010.

IV.	Information Regarding Invesco

The address for Invesco is 1555 Peachtree Street, N.E., Atlanta, Georgia 30309. Invesco is the primary fund manager of the PL Comstock Fund and acts as investment manager for individuals, corporations, private investment companies and financial institutions. Invesco is registered as an investment advisor with the SEC and is wholly-owned by Invesco North American Holdings, Inc.

As of June 30, 2010, Invesco Ltd’s total assets under management, including its affiliates, were approximately $557.7 billion.

Invesco acts as investment adviser to the following registered investment companies, which have a similar objective to the Fund:

Waived/
Fund Name	Net Assets[1]	Compensation Rate	Reduced

Met Investors Series Trust — Van Kampen Comstock	$1.1 billion	0.40% on first $250 million; 0.375% on next $250 million; 0.35% on next $500 million; and 0.275% on excess of $1 billion	N/A

Phoenix Edge Series Fund — Phoenix Comstock Series	$38 million	0.35% on all assets	N/A

EQ Advisors Trust — EQ/Van Kampen	$223 million	0.40% on first $250 million; 0.375% on next $250 million; 0.35% on next $500 million; and 0.275% on excess of $1 billion	N/A

ING Van Kampen	$281 million	0.40% on first $250 million; 0.375% on next $250 million; 0.35% on next $500 million; and 0.275% on excess of over $1 billion	N/A

Nationwide Variable Insurance Trust — Van Kampen NVIT Comstock Value Fund	$178 million	0.35% on first $50 million; 0.30% over $50 million but less than $250 million; 0.25% over $250 million but less than $500 million; and 0.20% on excess of $500 million	N/A

FDP Series, Inc. — Van Kampen Value FDP Fund	$94 million	0.35% on all assets	N/A

Waived/
Fund Name	Net Assets[1]	Compensation Rate	Reduced

Invesco Van Kampen Comstock Fund	$7.4 billion	0.50% on first $1 billion; 0.45% on next $1 billion; 0.40% on next $1 billion; and 0.35% on excess	Yes[2]

Invesco Van Kampen V.I. Comstock Fund	$1.5 billion	0.60% first $500 million; and 0.55% on excess	Yes[3]

(1)	As of June 30, 2010.

(2)	Invesco, as the adviser to the fund, has agreed to waive its advisory fees or reimburse expenses of the fund to the extent necessary so that the fund may maintain its total operating expenses for Class A shares at 0.89%.

(3)	Invesco, as the adviser to the fund, has agreed to waive its advisory fees or reimburse expenses of the fund to the extent necessary so that the fund may maintain its total operating expenses for Series I shares at 0.62%.

As of June 30, 2010, Invesco’s directors and principal executive officers are:

Name	Title

David A. Hartley	Treasurer And Chief Accounting Officer
Jeffrey H. Kupor	Senior Vice President
Todd L. Spillane	Chief Compliance Officer and Senior Vice President
Mark G. Armour	Director, Co-President & Co-Chief Executive Officer
Kevin M. Carome	Director & Secretary
Loren M. Starr	Director & Chief Financial Officer
Philip Taylor	Director, Co-President & Co-Chief Executive Officer
Lance A. Rejsek	Anti-Money Laundering Compliance Officer
Annette J. Lege	Controller
Michael K. Cronin	Senior Vice President
Kirk F. Holland	Senior Vice President
Karen Dunn Kelley	Senior Vice President
Leslie A. Schmidt	Senior Vice President
Andrew R. Schlossberg	Senior Vice President
Gary K. Wendler	Senior Vice President
John M. Zerr	Senior Vice President
Frederick R. Meyer	Senior Investment Officer
David A. Ridley	Senior Vice President
David C. Warren	Senior Vice President

The address for each of the principal executive officers and directors listed above is 1555 Peachtree Street, N.E., Atlanta, Georgia 30309.

No officer or Trustee of the Trust is an officer, director or shareholder of Invesco.

Additional Information

Additional information about Invesco, including, but not limited to, investment policies, fund manager compensation, proxy voting policies, recent legal proceedings, and information on other accounts managed by the fund managers, can be found in the Pacific Life Funds’ Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

******

The annual report for the Trust for the fiscal year ended March 31, 2010 has previously been sent to shareholders. That report is available upon request without charge by contacting Pacific Life Funds by:

Regular mail:	Pacific Life Funds, P.O. Box 9768, Providence, RI 02940-9768

Express mail:	Pacific Life Funds, 101 Sabin Street, Pawtucket, RI 02860

Phone:	1-800-722-2333 (select Option 2)

Internet:	www.PacificLife.com

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE